As filed with the Securities and Exchange Commission on November 13, 2025

Registration No. 333-284680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement No. 333-284680

UNDER

THE SECURITIES ACT OF 1933

METSERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	92-0931552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 World Trade Center

175 Greenwich Street

New York, New York 10007

(Address of Principal Executive Offices) (Zip Code)

Metsera, Inc. 2023 Equity Incentive Plan

Metsera, Inc. 2025 Incentive Award Plan

Metsera, Inc. 2025 Employee Stock Purchase Plan

(Full title of the plans)

Margaret M. Madden

Vice President

Metsera, Inc.

66 Hudson Boulevard East

New York, NY 10001

(Name and address of agent for service)

(212) 733-2323

(telephone number, including area code, of agent for service)

Copies to:

David K. Lam

Jacob A. Kling

Steven R. Green

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-284680) (the “Registration Statement”) previously filed by Metsera, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on February 4, 2025, registering 20,094,557 shares of the Company’s common stock, par value $0.00001 per share, issuable in connection with the Company’s 2023 Equity Incentive Plan, the Company’s 2025 Incentive Award Plan and the Company’s 2025 Employee Stock Purchase Plan, as applicable.

This Post-Effective Amendment is being filed in connection with the closing on November 13, 2025 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 21, 2025, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of November 7, 2025 (as amended, the “Merger Agreement”), by and among Pfizer Inc., a Delaware corporation (“Parent”), Mayfair Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. On November 13, 2025, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statement that remain unsold and any plan interests that are unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the effectiveness of the Registration Statement is hereby terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 13, 2025. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

METSERA, INC.

By:	/s/ Margaret M. Madden
Name: Margaret M. Madden
Title: Vice President